Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Nos. 33-62738, 333-87667, 333-115282 and 333-189055 on Forms S-8 of our report dated June 28, 2016, with respect to the financial statements and supplemental schedule of City Holding Company 401(k) Plan and Trust included in this Annual Report on Form 11-K for the year ended December 31, 2015.

/s/ Dixon Hughes Goodman LLP

Charleston, WV
June 28, 2016